Exhibit 99.1

Press/Analyst Contacts

Jodi Warner

Adobe Systems Incorporated

408-536-2084

jwarner@adobe.com

Cynthia Fetty

A&R Partners

650-762-2872

cfetty@arpartners.com

Mike Saviage

Adobe Systems Incorporated

408-536-4416

ir@adobe.com

FOR IMMEDIATE RELEASE

Ned Barnholt Joins Adobe Board of Directors

Former Agilent Chairman, President and Chief Executive Officer Brings Broad Strategic Perspective, Operational Expertise

SAN JOSE, Calif. — Sept. 1, 2005 — Adobe Systems Incorporated (Nasdaq:ADBE) today announced the appointment of Edward W. (Ned) Barnholt, retired chairman, president and chief executive officer of Agilent Technologies, to the company’s board of directors.  Barnholt’s appointment is effective immediately, expanding Adobe’s board membership from nine to 10 directors.

“Ned is an accomplished leader whose wealth of business experience will be a great complement to our board’s existing expertise. We’re delighted to welcome him as our newest board member,” said Bruce Chizen, Adobe chief executive officer.

Barnholt said, “I am very pleased to join Adobe’s board.  I have great respect for this company and its innovative products, and look forward to working with the board and management team.”

Barnholt retired from his post as Agilent’s top executive in March 2005.  As Agilent’s chairman, president and chief executive officer, he led the company’s four business sectors — Life Sciences and Chemical Analysis, Semiconductor Products, Test and Measurement and Automated Test — and was responsible for guiding Agilent through its spin-off from Hewlett-Packard in 1999.

Barnholt received bachelor’s and master’s degrees in electrical engineering from Stanford University.  He serves on the boards of KLA-Tencor, eBay and the Silicon Valley Leadership (SVLG) Group.

Other Adobe board members are: John E. Warnock, Adobe founder and co-chairman of the board; Charles M. Geschke, Adobe founder and co-chairman of the board; Michael R. Cannon, president, chief executive officer and director, Solectron Corporation; Bruce R. Chizen, chief executive officer, Adobe; James E. Daley, independent consultant, formerly executive vice president and chief financial officer of Electronic Data Systems; Carol Mills, executive vice president and general manager, Infrastructure Products Group, Juniper Networks; Colleen M. Pouliot,

attorney in private practice, formerly senior vice president and general counsel at Adobe; Robert Sedgewick, professor of computer science and founding chairman of the Department of Computer Science, Princeton University;  and Delbert W. Yocam, independent consultant, formerly chairman and chief executive officer of Borland Software Corporation.

About Adobe Systems Incorporated

Adobe is the world’s leading provider of software solutions to create, manage and deliver high-impact, reliable digital content. For more information, visit www.adobe.com.

###

© 2005 Adobe Systems Incorporated. All rights reserved. Adobe and the Adobe logo are either registered trademarks or trademarks of Adobe Systems Incorporated in the United States and/or other countries. All other trademarks are the property of their respective owners.